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                                                                     EXHIBIT 3.4



                              AMENDMENT TO BY-LAWS


         RESOLVED, that, subject to shareholder ratification of the amendment discussed in the preceding resolution, the first sentence of Article II, Section 1 of the Corporation's Bylaws be amended to read as follows:

                  "The management of all of the affairs, property and interest of the Corporation shall be vested in a Board of Directors consisting of from three (3) to fifteen (15) persons."; and be it further

         RESOLVED, that, subject to shareholder ratification of the amendment discussed in the above resolutions and the effectiveness of the preceding resolution, the Board of Directors hereby fixes the number of Directors constituting the Board at three; and be it further

         RESOLVED, that Article II, Section 11 of the Corporation's Bylaws be deleted in its entirety and replaced as follows:

                  " (a) To the fullest extent permitted by law, either directly or by the purchase of insurance or in part directly and in part by the purchase of insurance, the Corporation shall indemnify each natural person or, if deceased, his or her personal representative made or threatened to be made by a party to any action or proceeding, civil or criminal or investigative, including an appeal therein against the reasonable expenses, attorney's fees, judgments, fines and amounts paid in settlement, if such person is made or threatened to be made a party by reason of the fact that the person or his or her testator or intestate is or was (1) an officer, director, agent or employee of the Corporation or any other corporation which has merged with or into the Corporation; or (2) an officer, director, agent or employee of or served in any capacity in any other corporation, partnership, joint venture, trust or other enterprise, at the request of this Corporation, provided that, in the case of a person serving as an employee or in any other capacity in any other corporation, partnership, joint venture, trust, or other enterprises, that such person was at the time he or she was so designated to serve this corporation an employee of this Corporation; or (3) the occupant of a position or a member of a committee of board or person having responsibilities under federal or state law, including but not limited to responsibilities under the Employee Retirement Income Security Act of 1974, who was appointed to such position or to such committee or board by the Board of the Corporation or by an officer of this Corporation, or who served in such position or on such committee or board at the request or direction of the Board of this Corporation or of an officer of this


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                  Corporation, or who assumed such responsibilities at the
                  request or direction of the Board of this Corporation or of any officer of the Corporation, provided only that such person acted in good faith for the purpose which he or she reasonably believed would be in the best interest of the Corporation, or in the case of service for any other Corporation or partnership, joint venture, trust, employee benefit plan, or other enterprise, not opposed to the best interests of the Corporation, and, in criminal proceedings, had no reasonable cause to believe that this conduct was unlawful.


                           (b) The Corporation's obligations under this Article
                  II shall be reduced by the, amount of any insurance which is available to any such person, whether such insurance is purchased by the Corporation or otherwise. The right of indemnity created herein shall be personal to the officer, director, employee, or other person and their respective legal representatives and, in no case, shall any insurance carrier be entitled to be subrogated to any rights created herein.



                           (c) The right of indemnification conferred in this
                  Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, if the New York Business Corporation Law requires, the payment of expenses incurred by a director of officer in his or her capacity as a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise."




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